EXHIBIT 10.4

TRADEMARK AND TECHNOLOGY LICENSE AND SERVICES AGREEMENT

THIS TRADEMARK AND TECHNOLOGY LICENSE AND SERVICES AGREEMENT (this “Agreement”) is entered into by and between GREEN LIGHT DISTRICT MANAGEMENT, LLC, a Delaware limited liability company (“Licensor”), GREEN LIGHT DISTRICT HOLDINGS, INC., a Delaware corporation (“GLDH”) and Airport Collective Inc., a California non-profit mutual benefit corporation (“Airport”) and BODY AND MIND INC., a Nevada corporation and its affiliates and subsidiaries (“Licensee”) (Licensor, GLDH, Airport and Licensee may each hereinafter be referred to as a “Party” and collectively, as the “Parties”), and effective as of the 19th day of June, 2019 (“Effective Date”).

WHEREAS:

A.	Licensor has the right to license the use of certain trademarks, service marks and trade names, logos, and related intellectual property, as set forth in Schedule “A” to this Agreement, including any and all applications and resulting registrations for said marks and the goodwill associated with the marks (collectively, the “Trademarks”), copyright associated with such Trademarks, and the goodwill attached thereto (collectively, the “Rights”), as well as all any and all proprietary technology, including but not limited to: the “ShowGrow” branded website (the “Site”); the “ShowGrow” mobile application (the “App”); the “ShowGrow” social media accounts and pages (the “Social Media Pages”) (collectively, the “Technology”). Collectively, the Trademarks, Rights, and Technology are referred to herein as the “ShowGrow IP”

B.	GLDH is an affiliated entity of Licensor and through itself or its independent contractors and consultants, provides services related to the cannabis industry, including, without limitation, operation of the Technology, negotiation with vendors, new customer acquisition, development and deployment of “ShowGrow” human resource platform (the “HR Platform”), development of marketing programs, promotions, and related materials, in-store and online customer service (“Customer Service”), search engine optimization services (“SEO Services”), event planning, facility buildout and maintenance consultation, creation of online ordering systems, inventory management services, creation of data and information backed decision making processes, and other related ancillary services (all of the foregoing is collectively referred to in this Agreement as the “GLDH Services”).

C.	Licensee is in the business of marketing, and selling cannabis-related products and cannabis extract related products (the “Business”), and desires to license the Intellectual Property from Licensor and GLDH as further described herein for use at Licensee’s anticipated locations located at 3411 East Anaheim Street, Long Beach, California 90804 (the “LB Facility”) and 7625 Carroll Road, San Diego, California 92121 (the “SD Facility” and together with the LB Facility, the “Facilities”); and

D.	Licensor and GLDH desire to collaborate with and support Licensee towards this end by licensing the ShowGrow IP and the Operational IP (as defined below) to Licensee to enable Licensee to continue the day-to-day operations of the Facilities, to operate “ShowGrow” branded Facilities in accordance with the Term License (as defined below), and provide the GLDH Services, all on the terms and conditions hereinafter set forth.

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NOW THEREFORE, in consideration of the foregoing recitals and the mutual consideration and promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	GRANT OF LICENSE AND OTHER CONDITIONS

1.1	Operational IP License. Effective as of the date of execution of this Agreement, Licensor, GLDH and Airport (as applicable), hereby grant to Licensee, and Licensee accepts, a non-exclusive, perpetual license to use the operational intellectual property set forth in Schedule C attached hereto (the “Operational IP”), subject to the terms and conditions in Section 1.3 of this Agreement (the “Operational IP License”).

1.2	Term License. Licensor, GLDH and Airport (as applicable) hereby grant to Licensee a non-exclusive term license to utilize the Trademarks, Rights and the ShowGrow IP (the “Licensed IP”) for the duration of the Term, subject to the terms and conditions of this Agreement (the “Term License”).

1.3	License Limitations. The Operational License and the Term License shall be solely for use in the cannabis and cannabis related industry operations, including for the operating retail dispensaries (including medical retail, adult use retail, and medical and adult-use retail), commercial cannabis and the branding of the Facilities using the “ShowGrow” name and related Licensed IP, provided that all operations of the Facilities comply with the instructions, standards and specifications approved by Licensor in its reasonable discretion, such approval not to be unreasonably withheld. Licensee will, in each case, not use the Trademarks outside of the Facilities without the specific written approval of Licensor, which may be withheld in the sole and unfettered discretion of Licensor. Licensee shall be required to utilize the “ShowGrow” brand for a minimum of two (2) years following the Effective Date of this Agreement for the LB Facility and two (2) years following the opening of the SD Facility for business to the public.

1.4	Radius. Licensor expressly acknowledges and agrees that, as of the Effective Date, Licensor shall not utilize, or allow and/or cause any third-party to utilize the Licensed Brand within a five (5) mile radius of the LB Facility (the “Utilization”). Such Utilization, shall be considered a material breach of this Agreement and Licensor shall promptly be entitled to injunctive relief and such relief shall in no way limit Licensor’s other legal remedies.

1.5	ShowGrow Products. Throughout the Term of this Agreement, all products and merchandise bearing the “ShowGrow” brand shall be purchased exclusively from Licensor.

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2.	QUALITY CONTROL

2.1	Licensor, GLDH have the right, at all reasonable times, subject to the limitations of applicable laws and regulations regarding entry onto a licensed Facility during normal business hours with twenty-four (24) hour notice, to inspect Licensee’s business premises and Licensee shall supply Licensor and/or GLDH, upon request, with specimens showing use of the Licensed IP in association with the branding and operation of the Facilities and shall otherwise permit and assist Licensor and GLDH to observe Licensee’s activities relating to the Licensed IP in order to ensure that Licensee is in compliance with the instructions, standards, and specifications for operation of the Facilities, including, without limitation, construction, facility designs, tenant improvements, and other real property matters (“Real Property Matters”), and is otherwise in compliance with this Agreement. Licensee will comply with all applicable laws and regulations, and obtain all appropriate government approvals pertaining to the operation of the Facilities. Notwithstanding the forgoing, Licensee shall maintain sole and exclusive discretion regarding the Real Property Matters. Licensor shall work with Licensee to ensure the decisions of Licensee regarding Real Property Matters conform with Licensor’s standards.

2.2	During the Term, Licensee shall operate each Facility in a manner at least consistent with the minimum standards of Licensor and GLDH’s historical operations, but in no event less than compliance with all standard operating procedures, employee manuals and handbooks, and other reasonable standards put in place by Licensor and GLDH from time to time.

3.	USE OF TRADEMARKS

3.1	Licensee will use the Trademarks strictly in accordance with any reasonable guidelines for use provided by Licensor. Licensee will not use or otherwise exercise rights in the Trademarks in the Territories except as expressly permitted by and in accordance with this Agreement, or by written agreement of the Parties in the future.

3.2	Licensee will not use any other marks in combination with the Trademarks without the approval of Licensor, which approval will not be unreasonably withheld. Licensee will not use the Trademarks, or any words or marks likely to be confused therewith, in its trade or corporate name or as part of its trade or corporate name or in any domain name, without the approval of Licensor.

3.3	Prior to any new use of the Trademarks, Licensee will deliver samples or exemplars of all signage, literature, advertising, and other materials, including without limitation electronic materials, on which the Trademarks appear for approval by Licensor. If Licensor does not signify disapproval within five (5) business days of inspection of such samples, such sample shall be deemed approved by Licensor. If Licensor provides notice of disapproval of any sample or exemplar, such disapproval will be delivered with a notice detailing with reasonable particularity the reason(s) for disapproval, and a corrective action plan which if complied with will lead to subsequent approval by Licensor. Licensee specifically undertakes to revise, or cause to be revised, to the reasonable satisfaction of Licensor any such advertising and other materials which are not approved by Licensor.

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4.	OWNERSHIP OF TRADEMARKS

4.1	Licensee recognizes Licensor’s right, ownership and title to the Trademarks, and it is understood that Licensee shall not claim adversely to Licensor any right, title or interest in and to the Trademarks, or copyrights, service marks or distinctive features of the signs, advertising, literature or other materials used in association with the Trademarks.

4.2	Licensee will cooperate with Licensor, at Licensor’s expense, for the purposes of registering or otherwise protecting the Trademarks in registries designated by Licensor and protecting, preserving and enhancing the Trademarks and Licensor’s interest in the Trademarks.

4.3	Licensee will not itself, and will not assist, permit, or encourage any other person or entity to adopt, claim, use, or apply to register, record, or file any trademark, trade name, copyright, domain name or design that is identical or confusingly similar to any of the Trademarks, that is derived from or based on the Trademarks, or that violates, misuses or infringes the Trademarks.

4.4	Licensee hereby absolutely and irrevocably assigns to Licensor all right, title and interest, if any, it may now have or may hereafter acquire in the Trademarks, and all related goodwill, other than the rights specifically granted to Licensee under this Agreement. The Parties confirm that the assignment set out in this section and any other assignments of the Trademarks made by Licensee in favor of Licensor are merely to confirm the intention of Licensor and Licensee at all material times. Licensee will promptly do such further acts, and execute and deliver to Licensor such further instruments, as Licensor, acting reasonably, determines are necessary to effect, register, record or perfect this assignment.

5.	GLDH SERVICES

5.1	In addition to the license being granted to the Intellectual Property hereunder, GLDH shall provide the following services throughout the Term of this Agreement:

(a)	provision of ShowGrow SOPs;

(b)	new customer acquisition;

(c)	ShowGrow brand identity consultation;

(d)	Basic access to ShowGrow Human Resources platform;

(e)	Basic access to ShowGrow Employee Training Platforms and Processes (i.e. employee handbooks, mentorship programs, etc.);

(f)	Community feedback consultation and services;

(g)	Basic access to ShowGrow marketing programs, promotions, and materials;

(h)	Offsite experiential marketing;

(i)	Social media account management;

(j)	Menu option consultation;

(k)	Access to ShowGrow App, including preordering, express/priority check-in, rewards programs, live budtender chat, product ratings and reviews, event based notifications, in-app advertising for vendors

(l)	Advanced marketing and advertising services;

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(m)	General facility management services or supervisory services;

(n)	Construction execution and project management services; and

(o)	Design and creation of marketing assets.

5.2	The foregoing services (collectively, the “GLDH Services”) are included services pursuant to this Agreement. In addition to the GLDH Services, Licensee may request certain additional services, including those set forth on Schedule “B”, which are extra services only to be provided upon request by Licensee and which shall be compensable at the rates established by GLDH pursuant to separate agreements between GLDH and Licensee (collectively, the “Optional Services”).

6.	WEBSITE AND APP

6.1

Throughout the Term, GLDH shall provide Licensee with reasonable access to the Website and App for the limited purposes relating to the Facilities operated by Licensee. Licensee acknowledges and agrees that all final decisions on the contents and functionality of the Site and App shall be in GLDH’s sole discretion and Licensee shall not modify the Site or App without the prior written consent of GLDH, which consent may be withheld in GLDH’s sole discretion.

6.2

Throughout the Term, Licensor and GLDH grant a non-exclusive revocable license to Licensee to advertise the Site and App in Licensee’s Facilities and Licensee shall post any marketing materials, signs, and other materials provided by Licensor or GLDH for the purpose of advertising the Site and App.

7.	TERM

7.1	The Technology License granted herein shall be a perpetual licensed subject to Section 1.3 of this Agreement.

7.2

This Agreement and the Term License granted hereunder will commence on the Effective Date, continue in full force and effect for a minimum of two (2) years following the Effective Date of this Agreement for the LB Facility and two (2) years following the opening of the SD Facility for business to the public, unless and until terminated in accordance with the provisions of Sections 7.3 or 7.4 hereof (the “Term”).

7.3	This Agreement and the Term License granted hereunder may be terminated by Licensor and/or GLDH:

(a)	by giving Licensee written notice of termination in the event Licensee becomes insolvent, commits an act of bankruptcy, or makes an assignment for the benefit of creditors, or if a receiver or receiver-manager is appointed for Licensee or for any of its assets, or if any proceeding in bankruptcy, receivership, winding up, or liquidation is initiated in respect of Licensee, or if Licensee ceases to carry on business;

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(b)	by giving Licensee written notice of termination in the event Licensee fails to meet and maintain the standards set forth in Section 2 to Licensor’s reasonable satisfaction;

(c)	by giving Licensee written notice of termination in the event Licensee violates any applicable state or local law or regulation relating to the operation of any Facilities branded as a “ShowGrow” facility; or

(d)	by giving Licensee written notice of termination in the event of the breach of any term or condition of this Agreement, which breach is not cured by Licensee within thirty (30) days after receiving notice of such breach.

Licensee will immediately notify Licensor in the event of the occurrence of an event referred to in Subsection 7.3(a) above.

7.4	This Agreement and the Term License may be terminated by Licensee:

(a)	by giving Licensor or GLDH, as applicable, written notice of termination in the event Licensor or GLDH become insolvent, commit an act of bankruptcy, or make an assignment for the benefit of creditors, or if a receiver or receiver-manager is appointed for Licensor or GLDH or for any of their assets, or if any proceeding in bankruptcy, receivership, winding up, or liquidation is initiated in respect of Licensor or GLDH, or if Licensor or GLDH cease to carry on business;

(b)	by giving Licensor and GLDH written notice of termination in the event of the material breach of any term or condition of this Agreement, which breach is not cured by Licensor or GLDH, as applicable, within thirty (30) days after receiving notice of such breach.

Licensor will immediately notify Licensee in the event of the occurrence of an event referred to in Subsection 7.4(a) above.

8.	EFFECT OF TERMINATION

8.1	Upon expiration or termination of this Agreement for any reason:

(i) Licensee will immediately discontinue use of the Trademarks and Rights (including the Site and App) and discontinue use in the Territories of corporate names, trading styles, business names and domain names containing the Licensed IP and any mark or name confusingly similar to the Trademarks; (ii) Licensee will immediately surrender to Licensor or destroy all materials in its possession or control bearing, using or referring to the Licensed IP; (iii) without limiting any other provision of this Agreement, all rights in the Licensed IP will remain the property of Licensor; and (iv) all rights granted to Licensee in the Technology License shall survive and continue indefinitely.

8.2	The provisions of Sections 4, 8, and 9 will survive expiration or termination of this Agreement.

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9.	INDEMNIFICATION

9.1	Indemnification by Licensee. Licensee hereby agrees to indemnify Licensor, GLDH, and their respective affiliates, and undertakes to defend Licensor and GLDH against and hold Licensor and GLDH harmless from any claims, suits, costs and expenses (including reasonable legal fees and expenses), liability, loss and damage arising out of: (a) any products liability claims; (b) operation of any Facilities branded as “ShowGrow” Facilities; (c) any breach of this Agreement by Licensee; (d) the breach of any of Licensee’s representations, warranties, or covenants hereunder; (e) Licensee’s negligence, gross negligence, or willful misconduct. Licensee agrees to notify Licensor and within three (3) business days after it receives notice of any claims which may give rise to indemnification obligations under this Section, and Licensee shall promptly assume Licensor’s and GLDH’s defense thereof, through counsel of Licensee’s choosing. Licensor and GLDH shall also have the right to participate in the defense of any claim that includes Licensor or GLDH as a named party, using counsel of its choosing and at its expense. The settlement of any claim under this Section must be approved in writing and in advance by Licensor and GLDH.

9.2	Indemnification by Licensor and GLDH. Licensor, Airport and GLDH agree to indemnify Licensee, and its affiliates, and undertakes to defend Licensee, and its affiliates, against, and hold Licensee, and its affiliates, harmless from any claims, suits, costs and expenses (including reasonable legal fees and expenses), liability, loss and damage arising out of: (a) any breach of this Agreement by Licensor, Airport or GLDH; (b) the negligence, gross negligence, or willful misconduct of Licensor, Airport or GLDH; and (c) any claim that the Trademarks, Rights, and/or Technology constitute the infringement of the copyright, patent, trademark or service mark, or misappropriation of any trade secret, or any other intellectual, confidential, proprietary, personality, publication, attribution, endorsement right of any person or entity. Under no circumstances shall Licensor, Airport or GLDH be obligated to indemnify any third party to which Licensee delegates its obligations under this Agreement. Licensee shall not enter into any agreement with any third party to perform Licensee’s obligations under this agreement until Licensee obtains the written agreement of that party to indemnify Licensor and GLDH to the same extent and on the same terms to which Licensee is obligated by this Agreement. Licensor and GLDH agree to notify Licensee within three (3) business days after it receives notice of any claims which may give rise to indemnification obligations under this Section, and Licensor and/or GLDH, as applicable, shall promptly assume Licensee’s defense thereof, through counsel of Licensor’s or GLDH’s choosing, as applicable. Licensee shall also have the right to participate in the defense of any claim that includes Licensee as a named party, using counsel of its choosing and at its expense. The settlement of any claim under this Section must be approved in writing and in advance by Licensee.

10.	INFRINGEMENT

10.1	During the Term, Licensee agrees that Licensee will promptly call to the attention of Licensor the use of a trademark by any third party which Licensee considers might be an infringement or passing off of any of the Trademarks or any other actions or uses which may reasonably be deemed to infringe upon any of the Intellectual Property. However, Licensor shall have the sole right to decide whether or not any action shall be brought against such third parties. In the event that Licensor decides action should be taken against such third parties, Licensor may take such action in its own name and Licensee agrees to cooperate fully with Licensor to whatever extent it is necessary to prosecute such action, all expenses being borne by Licensor and all damages which may be recovered being solely for the account of Licensor.

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11.	ROYALTY AND PAYMENTS

11.1	As consideration for the license and rights granted under this Agreement, Licensee covenants to pay to Licensor on a monthly basis for the first twelve (12) months of the Term only, three percent (3%) of the aggregate total Gross Revenue derived from the operation of the LB Facility (“Royalty”). There shall be no fees based on Gross Revenue derived from the SD Facility unless subsequently agreed to by the Parties in writing.

As used in this Agreement, “Gross Revenue” shall equal: (i) the full price billed by Licensee (prior to discounts or promotions) to its customers for sales of products at the LB Facility, subject only to the following deductions: (a) returns, refunds, credits, and allowances actually made or allowed for returns, or in lieu of returns, in the ordinary course of business, provided that such returns, refunds, credits and allowances are commercially reasonable and that Licensee provides documentation to Licensor for each such deduction, and (b) shipping costs, and sales or other taxes attributed to the sale of the products.

11.2	Licensee agrees to make each Royalty payment to Licensor in the manner and to the account(s) as may be directed by Licensor and GLDH from time to time acting reasonably, on or before the tenth (10th) day of each calendar month throughout the Term for the amounts owing for the immediately preceding calendar month and upon the termination of this Agreement for all earned but unpaid Royalties.

11.3	In the event of default by Licensee to pay any amount under this Agreement when due, Licensee shall pay interest on such balance at a rate of ten percent (10%) per annum until such balance has been paid.

11.4	Notwithstanding anything to the contrary in this Agreement, the Optional Services shall not be deemed included services under this Agreement and shall be compensable based on the rates and in the manner set forth in Schedule “C”. Neither Licensor nor GLDH shall provide any Optional Services unless and until Licensee requests such Optional Services be provided, provided, however, that Licensor and GLDH may, from time to time, in their sole discretion, elect to provide certain Optional Services for no additional compensation, and provided further that such complementary Optional Services shall not affect Licensee’s obligation to pay for similar Optional Services in the future.

12.	RECORDS AND AUDIT RIGHTS

12.1	Licensee shall keep complete and accurate records of all information necessary to calculate the Royalty. These records shall be maintained in accordance with generally accepted accounting principles, and Licensee shall make these records available to Licensor and GLDH at such places where records are customarily kept by Licensee for inspection during normal business hours of Licensee. Licensee shall submit to Licensor with each Royalty payment a monthly Royalty report (each, a “Monthly Royalty Report”), specifying, at a minimum: (a) the time period covered by the Monthly Royalty Report; (b) the total number of products sold; (d) the total Gross Revenue of the LB Facility with a detailed breakdown of each product sold the relevant prices for each; and (e) the Royalty owed to Licensor for such calendar month.

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12.2	Licensor and GLDH shall have the right, subject to the limitations of state law applicable to licensed entities, to have audited the records of Licensee, to establish compliance with this Agreement, by an independent firm of Certified Public Accountants or equivalents selected by Licensor upon giving Licensee reasonable notice of such audit. The audit shall take place during regular business hours of Licensee. Such an audit may be conducted (i) once per year, or once per quarter if Licensor has given reasonable notice of a breach of the provisions of this Agreement and the breach has not been cured, and (ii) on termination of this Agreement.

12.3	If any investigation by an auditor appointed by Licensor or GLDH results in a determination that Licensee has paid more than the amount required under this Agreement, such excess shall be immediately refunded or credited against future amounts payable, at the sole option of Licensor and GLDH. If the investigation results in a determination that Licensee has paid less than the amount required under this Agreement, resulting in a deficiency, then Licensee shall forthwith pay:

(a)	such deficiency; and

(b)	the cost of the audit if:

(i)	such deficiency is at least five percent (5%) of the amount that was actually owed, or

(ii)	the investigation by the auditor results in a determination that the records of Licensee were inadequate to permit the determination of the amounts required to be paid under this Agreement.

13.	CONFIDENTIAL INFORMATION

13.1	“Confidential Information” means information, in whatever form, that is not generally available to third parties or the public including, without limiting the generality of the foregoing, financial, commercial, scientific or technical information disclosed by one Party to the other Party including (without limitation): (i) proprietary products or services, related technology, ideas and algorithms, all research, data, specifications, plans, drawings, prototypes, models, tooling, documents, recordings, instructions, manuals, papers, know-how including, but not limited to know-how, inventions, techniques, processes, methods of doing business; (ii) trade secrets; (iii) a Party’s technical, business or financial information and plans, business practices and strategies, business plans, contracts, purchase requirements, business plans, forecasts and market strategies, production processes, product specifications and formulas, methods, technical and product bulletins, data on equipment sold and serviced, surveys, and research and development programs; (iv) the terms of this Agreement; and (v) any item marked as confidential by the disclosing Party. Confidential Information does not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the recipient Party, or is rightfully acquired by the recipient Party from a third party who is not in breach of an agreement to keep such information confidential

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13.2	All Parties to this Agreement agree to keep Confidential Information provided to each other under this Agreement confidential and not to disclose it to any person or to use it for any purpose, except as may be necessary in the proper discharge of their obligations under this Agreement.

13.3	Confidential Information may only be disclosed as required to comply with binding orders of governmental entities or courts of law that have jurisdiction over it, provided that the receiving Party (i) gives the disclosing Party reasonable written notice to allow the disclosing Party to seek a protective order or other appropriate remedy, (ii) discloses only such information as is required by the governmental entity or the court of law, and (iii) uses commercially reasonable efforts, at the disclosing Party’s cost and expense, to obtain confidential treatment for any of the disclosing Party’s Confidential Information so disclosed.

13.4	Confidential Information may only be disclosed to those affiliates, employees and agents with a definable need to know it in connection with their work, and who are informed of its confidential nature.

13.5	The obligation not to disclose Confidential Information shall remain in perpetuity.

14.	INTENTIONALLY DELETED

15.	INSURANCE

15.1	During and throughout the Term of this Agreement, the Parties must maintain commercially reasonable insurance policies with a reputable insurance carrier in an amount and of the type consistent with similar businesses, naming the other Parties as additional insureds. Licensee shall provide copies of declarations pages of all such insurance policies to the requesting Party satisfying this Section 15.1 prior to branding of any Facility as a “ShowGrow” Facility, and Licensee or Licensor, GLDH or Airport shall notify the other Party (as applicable) within forty-eight (48) hours of any cancellation of, or change in, insurance coverage.

15.2	Product Liability Insurance. Without limiting the required policies under Section 15.1 above, during and throughout the Term of this Agreement, Licensee must maintain product liability insurance with respect to the all products it sells with a reputable insurance carrier in an amount consistent with similar businesses, naming Licensor and GLDH as additional insureds.

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16.	GENERAL

16.1	Amendments. No Party will claim any amendment, modification, or release from any provision hereof by mutual agreement, acknowledgement or acceptance, unless in writing signed by an authorized representative from each Party.

16.2	Assignment. This Agreement shall be binding upon and inure to the benefit of the respective Parties hereto, their heirs or legal representatives, successors and permitted assignees, but it is personal to Licensee which may not assign the whole or any part of it, except as specifically set forth herein, without Licensor’s prior written consent.

16.3	Entire Agreement. This Agreement, including the Schedules, constitutes the entire agreement between the Parties in respect of the subject matter hereof and supersedes all previous representations, warranties, dealings, agreements, undertakings and expectations of the Parties whether provided verbally, in writing or in any other manner.

16.4	Waiver. No waiver of any provision of this Agreement is binding unless it is in writing and signed by the Party entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any default, breach or non-compliance of any provision of this Agreement will be deemed to be a waiver of any continuing or subsequent breach of that provision, whether of the same or any other nature

16.5	Compliance with Laws. The Parties hereto shall comply with all applicable laws, regulations, rules, orders, and other requirements, now or hereafter in effect, of any applicable governmental authority, in its performance of this Agreement, provided that the Parties acknowledge and agree that compliance with federal laws which prohibit the sale of cannabis and cannabis related products shall not be included under this Section 16.5.

16.6	Currency. All dollar amounts indicated herein are indicated in lawful currency of United States Dollars, and payments and amounts payable under this Agreement shall be in the lawful currency of United States Dollars.

16.7	Jurisdiction and Disputes. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

16.8	Arbitration. The Arbitration provision set forth in the Asset Purchase Agreement execute contemporaneously herewith is hereby incorporated by reference.

16.9	Court Jurisdiction Preserved. Notwithstanding the foregoing, Licensor may bring suit in any appropriate forum or court of competent jurisdiction to avoid irreparable harm or to preserve the status quo, or for any breach (or threatened breach) of infringement or misappropriation of its intellectual property rights, and the Parties hereby irrevocably submit and attorn to the original and exclusive jurisdiction of that court in respect of all of those matters.

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16.10	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

16.11	Notices. Any notice or other written communication required by this Agreement will be deemed given the next business day when delivered by email to the following addresses:

(a)	Licensor:

Green Light District Management, LLC

[Address Line 1]

[Address Line 2]

Attention: David Barakett

Email: dave@showgrow.com

(b)	GLDH:

[Address Line 1]

[Address Line 2]

Attention: David Barakett

Email: dave@showgrow.com

With a copy to:

Holley Driggs Walch Fine Puzey Stein & Thompson, Ltd.

400 South Fourth Street, Third Floor

Las Vegas, NV 89101

Attn: Cami Perkins

Email: cperkins@nevadafirm.com

(c)	Licensee:

Body and Mind Inc.

[Address Line 1]

[Address Line 2]

Attention:

Email:

With a copy to:

Luke K. Stanton, a Professional Law Corporation

15260 Ventura Blvd. #1700

Sherman Oaks, CA 91403

Attn: Patrick Devine

Email: patrick@fronteralawgroup.com

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16.12	Counterparts. This Agreement may be executed in two or more counterparts each of which will be deemed an original, all of which together constitute one and the same instrument.

16.13	Non-Solicitation. During the Term and for a period of two (2) years thereafter, no Party shall solicit, divert or hire, or attempt to solicit, divert or hire, any employee or agent of the other Parties without the prior written approval of such other Parties.

16.14	Negotiated Contract. This Agreement is the product of negotiation and shall not be construed as having been drafted by any particular Party.

16.15	Further Assurances. Subject to the conditions of this Agreement, the Parties hereto will, from time to time and at all times hereafter, at the request of the other Party(ies), do all such further acts and things, including executing and delivering all such further deeds, agreements, transfers, documents, assurances and instruments, as will be reasonably necessary in order to fully perform and carry out the terms and intent of this Agreement to document or evidence any of the transactions or events set out in this Agreement, and the Parties hereto will cooperate with each other in doing those acts and things.

16.16	Independent Legal Advice. Each Party acknowledges having been advised to obtain independent legal and professional advice prior to entering into this Agreement and by entering this Agreement that Party represents that it did obtain or had the opportunity to whatever independent legal and professional advice it considered appropriate and sufficient.

16.17	Time. Time is of the essence of this Agreement including in the performance of every obligation under this Agreement

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

LICENSOR		GLDH

Green Light District Management, LLC, a Delaware limited liability company		Green Light District Holdings, Inc., a Delaware corporation

By:	Green Light District Holdings, Inc., a Delaware corporation its Managing Member	By: /s/ David Barakett Name: David Barakett Title: President

	By: /s/ David Barakett Name: David Barakett Title: President	Date: June 20, 2019

Date: June 20, 2019

LICENSEE

Body and Mind Inc., a Nevada corporation By: /s/ Robert Hasman Name: Robert Hasman Title: Date: June 20, 2019

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SCHEDULE “A”

TRADEMARKS

Licensed Intellectual Property
Serial No. (if applicable)	Title	Description
87058685	SHOWGROW

Business advice and information in the agricultural field; Business efficiency advice in the agricultural field; Systemization of information into computer databases; Advice in the running of establishments as franchises in the agricultural field; Business consulting services in the agricultural field; Services rendered by a franchisor, namely, assistance in the running agricultural enterprises; all the foregoing in the agricultural field.

87975172	SHOWGROW

Agricultural services, namely, soil sampling and crop observing for analysis purposes; Franchising services, namely, planning and design of information technology systems for business franchises; Computer services, namely, remote management of the information technology (IT) systems of others; Hosting an online community website featuring shared communications between community members interested in personal and small business computer information security; Planning, design and management of information technology systems; Professional consulting services and advice about agricultural chemistry.

Agricultural services, namely, planting, growing, fertilizing, pruning and picking flowering plants for others; Agriculture and horticulture services, namely, plant selection and propagation of plants, plant material, and produce in connection with commercial rooftop soil farms; Pest control services for agriculture, horticulture and forestry.

87976709	SHOWGROW

Hats; shirts; shirts and short-sleeved shirts; sweatshirts; T-shirts; athletic shirts; graphic Tshirts; Henley shirts; hooded sweatshirts; hooded sweat shirts; knit shirts; long-sleeved shirts; open-necked shirts; polo shirts; short-sleeve shirts; short-sleeved shirts; short-sleeved or long-sleeved T-shirts; sleep shirts; sport shirts; sports shirts; sweat shirts; tee-shirts; wearable garments and clothing, namely, shirts; woven shirts. FIRST USE: 20151214. FIRST USE IN COMMERCE: 20151214.

Bottled drinking water. FIRST USE: 20151214. FIRST USE IN COMMERCE: 20151214.

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SCHEDULE “B”

OPTIONAL SERVICES

The following Optional Services may be requested from time to time by Licensee. These Optional Services will result in additional charges and fees as set forth pursuant to separate agreements.

(a)	Licensee due diligence related services;

(b)	Accounting review and audit services

(c)	Access to ShowGrow legal resources;

(d)	Access to ShowGrow internal Human Resources department (i.e. payroll, employee benefits, etc.);

(e)	Access to ShowGrow compliance team and resources;

(f)	Startup consultation for new facilities;

(g)	Ongoing training services (operations, sales, marketing, etc.);

(h)	Logistics services;

(i)	Security services;

(j)	Real estate services; and

(k)	New product development services.

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SCHEDULE “C”

OPERATIONAL IP

The Operational IP License shall be perpetual and covers the following intellectual property of GLDH, Airport and Licensor that has been utilized in connection with the business being carried out at the LB Facility prior to the execution of this Agreement and the expiration or termination of the Term License:

1. Any customer data not transferred to Licensee in the Asset Purchase Agreement, including but not limited to customer relationships, prospective customer relationships, sales records, and any similar data or information;

2. Any sales data, not transferred to Licensee in the Asset Purchase Agreement, including but not limited to customer and vendor data;

3. Customer outreach programs and intake procedures;

4. Exiting marketing, advertising and sales lists/databases;

5. General operational data;

6. Standard operating procedures;

7. Policies, memorandum’s and procedure manuals;

8. Any POS System data not transferred in the Asset Purchase Agreement; and

9. All technical information, knowhow, in whatever form, and all other materials, processes, and other confidential information used in connection with business operations.